Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-237420 and 333-249388), Form S-3 (No.333-254830) and Form S-8 (No. 333-138631, 333-145232, 333-155115, 333-157869, 333-165405, 333-172724, 333-181268, 333-187589, 333-194858, 333-194859, 333-202983, 333-217052, 333-226731, 333-231474, 333-235858, 333-238764, 333-254826 and 333-256849) of Yield10 Bioscience, Inc. of our report dated March 25, 2022, relating to the consolidated financial statements of Yield10 Bioscience, Inc., appearing in this Annual Report on Form 10-K of Yield10 Bioscience, Inc., for the year ended December 31, 2021.

/s/RSM US LLP

Boston, Massachusetts
March 25, 2022